The below listed Funds' investment policy was changed to require an AAA or Aaa rating on substantially all portfolio securities AT THE TIME OF INVESTMENT, but permits holding up to 35% of the Fund's total assets in securities which have been downgraded below AAA or Aaa (but not below AA or Aa).

          VOYAGEUR FLORIDA INSURED TAX FREE FUND
          VOYAGEUR CALIFORNIA INSURED TAX FREE FUND
          VOYAGEUR MISSOURI INSURED TAX FREE FUND
          VOYAGEUR OREGON INSURED TAX FREE FUND
          VOYAGEUR WASHINGTON INSURED TAX FREE FUND